MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

MERRILL LYNCH LARGE CAP GROWTH FOCUS FUND

SERIES #

FILE # 811-9159

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
10/12/01	Therasense, Inc.	$17,100	$114,000,000	US Bancorp Piper Jaffray
		$	$
		$	$
		$	$